Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into between CF SANTA MONICA II, L.P., a Delaware limited partnership (“Landlord”), MOSSIMO, INC., a Delaware corporation (“Tenant”), MOSS ACQUISITION CORP., a Delaware corporation (“Moss”), MOSSIMO GIANNULLI, an individual residing in California (“Giannulli”), and ICONIX BRAND GROUP, INC., a Delaware corporation (“Iconix”) with reference to the following:

A.            Lexington-Broadway Place, L.L.C. (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease dated June 29, 2000, and that certain First Amendment to Office Lease dated as of June 26, 2002;, and Landlord and Tenant entered into that certain Second Amendment to Lease dated as of January 1, 2004 (the “Second Amendment”) (as amended, the “Lease”), currently covering approximately 9,400 rentable square feet consisting of 2016 Broadway Boulevard, 2018 Broadway Boulevard and 2032A Broadway Boulevard (the “Premises”) of Broadway Place, Santa Monica, California.

B.            Tenant desires to release and surrender to Landlord a portion of the Premises consisting of approximately 3,406 rentable square feet consisting of 2032A Broadway Boulevard, and referred to as the “Second Expansion Space” in the Second Amendment (the “Reduction Space”), leaving the balance of the Premises, consisting of approximately 5,994 rentable square feet consisting of 2016 Broadway Boulevard and 2018 Broadway Boulevard (the “Remaining Premises”). Landlord is willing to accept the release and surrender of the Reduction Space on the terms and conditions set forth below.

C.            On March 31, 2006, Tenant entered into an agreement and plan of merger with Iconix pursuant to which Tenant will be acquired by Moss, a subsidiary of Iconix, with Moss continuing as the surviving corporation and changing its name to Mossimo, Inc. following the effective time of the merger (the “Effective Time”).

D.            Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Contingency. This Amendment, and all its terms and provisions, is contingent on (a) M&C Saatchi (“Saatchi”) entering into an agreement to lease the Reduction Space on terms satisfactory to Landlord (the “Saatchi Agreement”) and (b) Tenant’s payment of the Termination Fee (defined below) to Landlord.

2.             Space Reduction. The Lease is amended to provide that, effective as of 11:59 p.m. on September 15, 2006 (the “Effective Date”), (a) the Reduction Space shall be subtracted from the Premises and (b) the term, “Premises,” as used in the Lease, shall mean and include approximately 5,994 rentable square feet consisting of 2016 Broadway Boulevard and 2018 Broadway Boulevard, being the rentable area of the Remaining Premises. As of the Effective

Date, (i) Tenant shall no longer have any right to occupy and/or use the Reduction Space, (ii) the Lease shall be deemed terminated with respect to the Reduction Space, and (iii) neither Tenant nor Landlord shall have any further liability or obligation to the other with respect to the Reduction Space, except for those items that survive the termination of the Lease pursuant to its terms and except as specifically set forth in this Amendment.

3.             Termination Fee. In consideration of the early termination of the Lease with respect to the Reduction Space, Tenant shall pay to Landlord the amount of Five Thousand and No/100 Dollars ($5,000.00) (the “Termination Fee”) upon the execution and delivery of this Amendment to Landlord.

4.             Tenant’s Obligations. By the Effective Date, Tenant shall have (a) peaceably vacated and surrendered the Reduction Space to Landlord in broom-clean condition; (b) paid to Landlord any and all rent and other known amounts owed to Landlord through and including the Effective Date pursuant to the terms of the Lease (including any Additional Rent); (c) removed from the Reduction Space all persons occupying and using the Reduction Space and removed from the Reduction Space all personal property (other than fixtures) owned by Tenant, except for those items otherwise conveyed to Landlord pursuant to the Lease or any other written agreement between the parties; and (d) returned to Landlord all suite keys, restroom keys and security cards issued to Tenant and used solely in connection with the Reduction Space, all of the foregoing being subject to the satisfaction of Landlord. In addition, Tenant shall continue to pay any and all rent owed to Landlord for the Reduction Space until the date Saatchi commences paying rent pursuant to the Saatchi Agreement.

5.             Access. Landlord may prohibit access by Tenant to the Reduction Space after the Effective Date by changing the locks to the Reduction Space or by any other means permitted by the Lease, at law or in equity.

6.	Removal of Property.

(a)           Notwithstanding anything in the Lease to the contrary, all permanent or built-in fixtures or improvements and all mechanical, electrical and plumbing equipment in the Reduction Space shall be and remain the property of Landlord as of the Effective Date. All furnishings, equipment, furniture, trade fixtures and other removable equipment installed in the Reduction Space by Tenant and paid for by Tenant shall remain the property of Tenant and shall be removed by Tenant on or before the Effective Date (unless otherwise agreed by Landlord and Tenant in writing). Tenant shall promptly reimburse Landlord for the actual cost to repair any damage caused by such removal, and shall pay Landlord the actual cost of such repair for which Tenant may be billed after the Effective Date.

(b)           If any furnishings, equipment, furniture, trade fixtures or other removable equipment are not removed on or before the Effective Date, Tenant grants to Landlord the option, exercisable at any time thereafter without the requirement of any notice to Tenant, (i) to treat such property, or any part of such property, as being abandoned by Tenant to Landlord, in which event Landlord shall be deemed to have full rights of ownership in such abandoned property; provided however, that Landlord shall not assume title to, or an ownership interest in, any “solid waste,” “hazardous waste,” or other material regulated by or subject to any applicable environmental, health or safety laws, and any such material may be disposed of in accordance with such laws at Tenant’s sole cost and expense, with reimbursement therefor to be made by Tenant to Landlord upon demand; (ii) to elect to remove and store such property, or any part of such property, on Tenant’s behalf (but without assuming any liability to any person) and at Tenant’s sole cost and expense, with reimbursement therefor to be made by Tenant to Landlord upon demand; and/or (iii) to sell, give away, donate or dispose of as trash or refuse any or all of such property without any responsibility to deliver to Tenant any proceeds from such disposition. Landlord shall have no liability of any kind whatsoever to Tenant in respect of the exercise or failure to exercise the options set forth in this Paragraph 6. Specifically, Tenant shall not have the right to assert against Landlord a claim either for the value, or the use, of any such property, either as an offset against any amount of money owing to Landlord or otherwise. The provisions of this Paragraph 6 shall supersede any law purporting to restrict the options granted to Landlord in this Paragraph 6.

7.             Base Rent. Commencing on the Effective Date and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Remaining Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

Remaining Premises
From	Through	Monthly Rate	Monthly Base Rent
September 16, 2006	March 31, 2007	$2.81	$16,843.14
April 1, 2007	March 31, 2008	$2.89	$17,322.66
April 1, 2008	July 31, 2009	$2.98	$17,862.12

8.             Additional Rent. Commencing on the Effective Date, Tenant’s Share of Direct Expenses payable under Section 4 of the Lease shall be adjusted to reflect the decrease in square feet of Rentable Area in the Premises.

9.             Guarantor. Following the Effective Time, Giannulli will not be a director, officer or stockholder of Mossimo, Inc. and Landlord will release Giannulli from all obligations and liabilities under the Lease accruing from and after the Effective Time. At the Effective Time, Iconix will assume all of Giannulli's obligations and liabilities to Landlord as Guarantor under the Lease. Landlord, Giannulli and Iconix agree to take all necessary steps and perform all necessary actions, including without limitation the execution and recordation of relevant documents, to effect the release of Giannulli as Guarantor under the Lease and to effect the assumption by Iconix of all obligations as Guarantor under the Lease.

10.          Condition Of Remaining Premises. Tenant Accepts The Remaining Premises In Its “As-Is” Condition. Tenant Acknowledges That Landlord Has Not Undertaken To Perform Any Modification, Alteration Or Improvement To The Remaining Premises. TENANT WAIVES (A) ANY CLAIMS DUE TO DEFECTS IN THE REMAINING PREMISES AND (B) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS OF THE REMAINING PREMISES FOR ANY PARTICULAR PURPOSE.

11.          Parking. Commencing on the Effective Date, the maximum number of parking spaces allocated to Tenant pursuant to Section 7 of the Second Amendment shall be reduced from eighteen (18) to twelve (12).

12.          Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee. If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

13.          No Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.

14.          Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on September 8, 2006, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

15.          Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

LANDLORD AND TENANT enter into this Amendment on _______________, 200__.

LANDLORD:

CF SANTA MONICA II, L.P., a Delaware limited partnership

By:	CFO SM II, LLC,
a Delaware limited liability company,
its general partner

By:/s/ Joanne Johnson
Name:____________________________
Title:_____________________________

TENANT:

MOSSIMO, INC., a Delaware corporation

By:/s/ Mossimo Giannulli

Name:_______________________________________

Title:________________________________________

MOSS:

MOSS ACQUISITION CORP., a Delaware corporation

By:/s/ Neil Cole

Name:_______________________________________

Title:________________________________________

GIANNULLI:

/s/ Mossimo Giannulli

Mossimo Giannulli

ICONIX:

ICONIX BRAND GROUP, INC., a Delaware corporation

By:/s/ Neil Cole
Name:______________________________________
Title:_______________________________________